                                   EXHIBIT 4.1

                              REVOLVING CREDIT NOTE

$20,000,000                                                  September 11, 2000
                                                             Abingdon, Virginia

         FOR VALUE RECEIVED, VIRGINIA GAS COMPANY, a Delaware corporation (the "BORROWER"), promises to pay to the order of NUI CAPITAL CORP., a Florida corporation (together with its successors and assigns, the "LENDER"), at 550 Route 202-206, Bedminster, New Jersey, or at such other place as the Lender may from time to time designate in writing, in lawful money of the United States of America, without defense, setoff or counterclaim, the principal sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), or such lesser amount as may be advanced and outstanding from time to time, together with interest as described below on the principal balance hereof from time to time outstanding, all in accordance with the following terms and provisions:

         1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Agreement and Plan of Reorganization, dated as of June 13, 2000, by and among NUI Corporation, VGC Acquisition, Inc. and the Borrower (the "MERGER AGREEMENT").

         2. REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions hereof, the Lender agrees to make loans (the "Revolving Credit Loans") to the Borrower from time to time from the date hereof to the Maturity Date (as defined herein), each in an amount which, when added to the sum of the principal amount of the Revolving Credit Loans then outstanding, plus all accrued and unpaid interest thereon, will not exceed twenty million dollars ($20,000,000) (the "Revolving Credit Commitment"). Subject to the limitations set forth in this
Section 2 and the other terms and conditions hereof, the Borrower may borrow, repay and re-borrow amounts constituting the Revolving Credit Commitment.

         3. REQUESTS FOR BORROWING. The Borrower shall give the Lender prior written notice (a "Borrowing Notice") of each request for a Revolving Credit Loan. Such notice, in order to be effective, must be received by the Lender not later than 11:00 a.m. Eastern Time on the business day preceding the day on which the Revolving Credit Loan is to be made and shall specify (i) the date (which shall be a business day) on which such Revolving Credit Loan is to be made and (ii) the aggregate principal amount of the requested Revolving Credit Loan. Each Borrowing Notice shall be accompanied by a certificate signed by the President and Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Borrower certifying (a) the use of the proceeds of such advance, (b) the vendor(s), if any, to whom the proceeds of such advance shall be paid (accompanied by true and correct copies of invoices from such vendors) and (c) the amounts to be paid to such vendors, if any. On the borrowing date specified in the Borrowing Notice, the Lender shall, subject to the provisions of Section 2 hereof, make the Revolving Credit Loan by payment by wire transfer of immediately available funds to an account designated by the Borrower. The Lender shall not be obligated to recognize any Borrowing Notice unless it has been given by an officer of the Borrower who has been authorized by the Board of Directors of the Borrower to give such notice. The Borrower has provided a list of such officers concurrently with the execution of this Note upon which the Lender may conclusively rely.

         4. USE OF ADVANCES. Advances made by the Lender to the Borrower hereunder shall be used only for (i) the repayment of any amounts outstanding under the Initial Financing, (ii) the purchase of certain real property located in Saltville, Virginia pursuant to the Saltville Purchase Agreement and (iii) obligations of Borrower related to pipeline and gas storage construction and other related costs and expenses.

         5. INTEREST RATE. The unpaid principal balance of this Revolving Credit Note (as the same may be amended, modified or supplemented from time to time, the "NOTE") outstanding from time to time shall bear interest at a per annum rate equal to LIBOR (as defined below) plus 3.0%, adjusted monthly on the first business day of each calendar month to reflect LIBOR then in effect. The term "LIBOR" shall mean the "London Interbank Offered Rate" for one month, as reported in THE WALL STREET JOURNAL newspaper in its "Money Rates" column. Accrued interest shall be computed for actual days elapsed on the basis of a year of 365 or 366 days, as applicable.

         6. INTEREST PAYMENTS. Accrued interest hereunder shall be paid quarterly in arrears on the first day of each March, June, September and December, beginning on December 1, 2000, and on the Maturity Date (as defined below).

         7. PRINCIPAL PAYMENTS. The principal balance outstanding hereunder shall be due and payable on the first to occur of (i) March 1, 2002, or (ii) the termination (for any reason whatsoever) of the Merger Agreement (the "MATURITY DATE"). The entire unpaid principal balance hereof together with all accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date.

         8. PREPAYMENT. This Note may be prepaid in whole or in part at any time, without premium or penalty. Principal and accrued interest in excess of the Revolving Credit Commitment, if any, shall be subject to mandatory prepayment upon demand by the Lender.

         9. APPLICATION OF PAYMENTS. Payments made hereunder shall be applied first to any accrued late charges and collection costs and expenses, next to accrued interest hereon and any remainder to the principal balance hereof.

         10. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender on the date hereof and as of the date of each borrowing that:

             (a) The Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) duly qualified as a foreign corporation to do business and in good standing under the laws of each jurisdiction, other than the jurisdiction of its incorporation, wherein it owns or leases any properties or conducts any business and (iii) entitled to own its properties and carry on its business as now conducted and presently contemplated.

             (b) The Borrower has all necessary corporate power to enter into, and has taken all necessary corporate action to authorize the execution, delivery and performance of, this Note and all of the transactions contemplated herein.

             (c) This Note constitutes a valid obligation of the Borrower, legally binding upon it and enforceable in accordance with its terms. No consent, other than those consents already obtained, of any other party (including, without limitation, stockholders and creditors of the Borrower) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Note.

             (d) Neither the execution and delivery by the Borrower of this Note, nor the performance by the Borrower of its obligations hereunder, (i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default under (A) any term or provision of the certificate of incorporation or by-laws of the Borrower, (B) any material term or provision of any agreement, contract, instrument or indenture to which the Borrower is a party or by which it is bound, or (C) any law, rule, regulation, order, judgment, writ, injunction, or decree of any court or governmental authority having jurisdiction over the Borrower or the property of the Borrower or (ii) results or will result in the creation or imposition of any lien, charge or encumbrance on the property or assets of the Borrower.

             (e) No litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is currently pending or, to the knowledge of the Borrower, threatened (i) with respect to this Note or (ii) against or affecting the Borrower or any of its properties or assets, which, if adversely determined, would individually or in the aggregate have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of the Borrower, or the ability of the Borrower to perform its obligations under this Note.

             (f) Except as set forth in Exhibit 5.6 to the Merger Agreement, no event has occurred that would, with or without the passage of time or compliance with any applicable notice requirements or both, constitute a default by the Borrower under the Merger Agreement or any other material contract to which the Borrower is a party or by which it is bound, including, without limitation, that certain Credit Agreement, dated as of July 14, 1998, between the Borrower and Wachovia Bank, N.A. ("Wachovia") (the "Wachovia Credit Agreement") and that certain Note Purchase Agreement, dated as of March 19, 1998, by and between the Borrower and John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company (collectively, "Hancock") and Mellon Bank, N.A. (the "Hancock Agreement").

             (g) The representations and warranties of the Borrower contained in the Merger Agreement are true and correct in all respects (as to representations and warranties qualified or limited by the term "Material Adverse Effect," the word "material," or phrases of like import) and in all material respects (as to representations and warranties not so qualified or limited).

         11. COVENANTS. The Borrower covenants that for so long as this Note is outstanding:

             (a) The Borrower shall comply with the Affirmative Covenants contained in Section 5 of the Wachovia Credit Agreement and the Negative Covenants contained in Section 6 of the Wachovia Credit Agreement, as such covenants are in effect on the date hereof (without regard to any future modification or amendment thereto or waiver thereof) (collectively, the "Wachovia Covenants"), as if such covenants were set forth in their entirety herein, except that all references to the "Bank" in such covenants shall be deemed to refer to the Lender herein; PROVIDED, HOWEVER, that Borrower shall not be required to comply with the covenants set forth in Sections 6.1(b) and (c) of the Wachovia Credit Agreement or Sections 9.1.2 and 9.1.3 of the Hancock Agreement for so long as Wachovia does not require Borrower to comply with such covenants. Defined terms contained in the Wachovia Covenants shall have the meanings ascribed to such terms in the Wachovia Credit Agreement.

             (b) The Borrower shall comply with the covenants applicable to it contained in Section 6 of the Merger Agreement as if such covenants were set forth in their entirety herein.

             (c) The Borrower shall use all advances hereunder only for the purposes described in Section 4 hereof.

         12. OTHER AGREEMENTS. The execution of this Note and the Stock Option Agreement and the fulfillment of Borrower's obligations hereunder and thereunder shall not be deemed to be a violation of the terms of, or the representations and warranties made by, Borrower under the Merger Agreement or any document related thereto.

         13. EVENTS OF DEFAULT. Each of the following shall constitute an "EVENT OF DEFAULT" under this Note unless waived by Lender:

             (a) FAILURE TO PAY PRINCIPAL. The Borrower shall default in any payment of the principal when and as due hereunder;

             (b) OTHER PAYMENT DEFAULT. The Borrower shall default in the payment of interest or any other payment obligation when and as due hereunder and such default shall continue unremedied for five days;

             (c) FAILURE TO OBSERVE OTHER COVENANTS. The Borrower shall fail to perform or observe any other term, covenant, warranty or agreement contained (or incorporated by reference) herein and such failure shall continue for a period of 10 days after written notice of such failure has been given to the Borrower;

             (d) REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Borrower contained (or incorporated by reference) herein shall prove to have been untrue when made;

             (e) DEFAULTS UNDER PIPELINE COMPANY CONTRACTS. A breach or event of default shall occur under either of the Pipeline Company Contracts, which breach or event of default shall not have been cured within any applicable grace period or waived;

             (f) DEFAULTS UNDER LOAN AGREEMENTS. (i) An event of default shall occur under the Wachovia Credit Agreement or the Hancock Agreement (other than the pending events of default described in Exhibit 5.6 to the Merger Agreement and events of defaults that result from Borrower's execution and delivery of this Note, and its performance hereunder, and the advancement of funds by Lender pursuant hereto), which event of default shall not have been cured within any applicable grace period or waived, or (ii) either Wachovia or Hancock commences judicial proceedings or otherwise takes action to exercise their respective remedies following an event of default under the Wachovia Credit Agreement or the Hancock Agreement, respectively, including, without limitation, the pending events of default described in Exhibit 5.6 to the Merger Agreement;

             (g) ADVERSE RECOMMENDATION OF MERGER AGREEMENT. The board of directors of the Borrower withdraws or modifies in any manner adverse to NUI Corporation its recommendation of the transactions contemplated by the Merger Agreement;

             (h) FAILURE OF SHAREHOLDER VOTE. The transactions contemplated by the Merger Agreement shall have been voted on by the shareholders of the Borrower at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.1(a) of the Merger Agreement;

             (i) VOLUNTARY BANKRUPTCY. The Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower or any substantial part of the property of the Borrower or commences any proceeding relating to the Borrower under any reorganization, arrangement, composition, readjustment, liquidation or dissolution law or statute of any jurisdiction, whether in effect now or after this Note is executed;

             (j) INVOLUNTARY BANKRUPTCY. If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if within 60 days after the appointment, without the consent or acquiescence of the Borrower, of any trustee, receiver or liquidator of the Borrower or all or any substantial part of the properties of the Borrower, the appointment shall not have been vacated; or

             (k) DISSOLUTION. Any action is taken that is intended to result, or results, in the dissolution, liquidation or termination of the existence of the Borrower.

         14. REMEDIES UPON DEFAULT.

             (a) Upon the occurrence of an Event of Default pursuant to Sections 13(i) or 13(j) hereunder, the Revolving Credit Commitment shall automatically immediately terminate and the outstanding principal amount of all Revolving Credit Loans, all accrued interest thereon and all other amounts payable hereunder shall automatically be and become immediately due and payable, without notice or demand to the Borrower.

             (b) Upon the occurrence of an Event of Default pursuant to Sections 13(a) through 13(h) and 13(k) hereunder, the Lender may declare the entire outstanding principal balance of all Revolving Credit Loans, all accrued interest thereon and all other amounts payable hereunder immediately due and payable; PROVIDED, HOWEVER, that the Lender shall give contemporaneous notice of any such action to Borrower. Any delay by the Lender in exercising or any failure of the Lender to exercise its rights hereunder to accelerate upon the occurrence of an Event of Default pursuant to this Section 14(b) shall not constitute a waiver of its right to exercise such right with respect to that or any subsequent Event of Default. Acceleration of maturity, once claimed hereunder by the Lender hereof may be rescinded, at the Lender's option, by written acknowledgment to that effect, but the tender and acceptance of partial payment or partial performance alone shall not in any way affect or rescind such acceleration of maturity. After the occurrence of an Event of Default, interest shall accrue on all amounts due hereunder at a rate of 2% per annum above the rate or rates of interest then payable hereunder.

         15. LATE CHARGE. The Borrower shall pay to the Lender a late charge equal to 5% of any amount due hereunder that is not received by the Lender within five days after the date on which such amount is due.

         16. WAIVER; EXTENSIONS. Presentment, demand, notice of dishonor and protest and all other exemptions provided debtors are hereby waived. The Borrower agrees that it shall remain liable for the payment hereof notwithstanding any agreement for the extension of the due date of any amount payable hereunder made by the Lender after the maturity thereof.

         17. INDEMNIFICATION. The Borrower agrees to indemnify and save the Lender, NUI Corporation and each of their respective subsidiaries and affiliates harmless from, and compensate each of them for, any and all losses, liabilities, claims, damages and expenses incurred by any of them with respect to, resulting from or in connection with any of the transactions contemplated herein, including, without limitation, the Borrower's use of advances hereunder.

         18. WAIVER OF JURY TRIAL. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER IT OR ITS SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THE LOANS.

         19. COLLECTION COSTS AND EXPENSES. The Borrower shall pay all reasonable costs, fees and expenses (including court costs and reasonable attorneys' fees) incurred by the Lender in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to such collection or an Event of Default hereunder.

         20. NOTICES. All notices, requests, demands and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, to the following addresses:

         If to the Lender,

                 NUI Capital Corp.
                 550 Route 202-206
                 Bedminster, New Jersey 07921
                 Attention:  James R. Van Horn

         If to the Borrower,

                 Virginia Gas Company
                 200 East Main Street
                 Abingdon, Virginia  24210
                 Attention:  Michael L. Edwards

         Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the business day on the day on which it is delivered by hand, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (iv) the third business day after the day on which it is deposited in the United States mail, postage prepaid. The Borrower or the Lender may change its address by notifying the other party of the new address in any manner permitted by this Paragraph.

         21. SEVERABILITY. If any provision of this Note, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of the provisions of this Note, or the application of such provision to other persons or circumstances, shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

         22. SUCCESSORS AND ASSIGNS. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; PROVIDED, HOWEVER, that the Borrower may not assign or delegate its obligations hereunder without the prior written consent of the Lender, which consent may be withheld in the Lender's sole discretion.

         23. PAYMENTS. All payments due hereunder shall be made in immediately available funds.

         24. OFFSET. If an Event of Default occurs hereunder and is not cured within any applicable grace period, then the Lender shall have the right to offset any amounts due hereunder against any amounts now or hereafter due from the Lender to the Borrower.

         25. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof. Each of the parties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of the United States federal court for the District of New Jersey or New Jersey state court in respect of any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                          [SIGNATURE ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the day and year first above written.

                                  VIRGINIA GAS COMPANY

                                  By: /s/ MICHAEL L. EDWARDS
                                     -------------------------------------------
                                  Name: MICHAEL L. EDWARDS
                                        ----------------------------------------
                                  Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                         ---------------------------------------